Exhibit 2

P R E S S  R E L E A S E

Contacts
Shirley Nakar AudioCodes Tel: +972-3-976-4000 Shirley@audiocodes.com	Rob Skinner Shwartz PR Tel: +1-781-684-0770 RSkinner@schwartz-pr.com

AudioCodes Announces High Definition VoIP Strategy

AudioCodes plans to significantly improve voice quality and user experience by widely deploying wideband speech codecs across its product portfolio

Lod, Israel – November 3, 2008 – AudioCodes (NasdaqGS: AUDC), a leading provider of Voice over IP (VoIP) technologies and Voice Network products announced today VoIPerfectHD™, its High Definition Voice over IP technology. High Definition (HD) VoIP delivers higher voice clarity, better intelligibility and richer sound, as well as significantly improving a user’s experience by doubling the audible voice spectrum. AudioCodes plans to embed HD VoIP across its product portfolio throughout 2009.

Voice over IP emerged in the past 10 years as an alternative to traditional telephony (PSTN). While providing lower cost and greater flexibility on converged voice and data networks, VoIP in general failed to deliver ‘better-than-PSTN’ quality mainly due to its 3.4 kHz bandwidth limitation connected with the use of legacy narrowband speech codecs in VoIP networks. With the advent and growing spread of IP broadband networks, wideband speech codecs which encode 7.1 kHz of the voice spectrum can now be effectively deployed to double the bandwidth and improve everyday voice communication quality to a level similar to that of conference room quality and/or FM radio. AudioCodes has been working over the past few years and increasingly in 2008 to implement a group of standards-based wideband speech codecs including G.722, AMR-WB, Microsoft RTAudio and others for use in wireline, wireless, cable, enterprise and internet applications with the goal of leading the transition towards increased use of HD VoIP in evolving voice communication networks.

AudioCodes VoIPerfectHD implementation of HD VoIP relies primarily on AudioCodes leadership in DSP, voice coding and voice processing technologies, and their application to VoIP communications and conferencing. AudioCodes VoIPerfectHD implementation as a unified infrastructure for all AudioCodes’ products allows the offering of HD VoIP capabilities and benefits across all of its products ranging from Multi-Service Business Gateways (MSBG), Media Servers, Media Gateways and DSP chips to IP Phones.

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The introduction of HD VoIP extends AudioCodes reach to both enterprises and service providers, allowing entry into new market segments which will benefit from enhanced clarity and better speech intelligibility. Among key segments expected to benefit from this new introduction are banks, government, military, health, telemedicine and education. AudioCodes’ HD VoIP is designed to enable enterprises to improve worker collaboration resulting in higher productivity and enhanced customer service quality. Service providers are expected to benefit from differentiating their VoIP offering and services by increasing call length and having a higher Average Revenue per User (ARPU). In addition, application providers and ISVs are capable of effortlessly enhancing their solutions in order to meet stringent voice quality standards.

“With our launch of VoIPerfectHD, AudioCodes is creating a whole new market opportunity for the Company’s voice communication business and introducing a key competitive differentiator in our markets. It’s about bringing a new real sense of quality to VoIP communication, enabling improvements to business productivity and clear interpersonal communication between people and across wireline, wireless and cable IP networks,” stated Shabtai Adlersberg, Chairman, President and Chief Executive Officer at AudioCodes. “AudioCodes’ rich expertise in voice coding and transcoding enables us to offer enhanced connectivity between HD VoIP islands in disparate networks in broadband, IMS, Mobile and Cable, and offers greater flexibility in future interconnecting HD VoIP devices.”

“HD VoIP holds the potential to drive growth in a number of key market areas in which AudioCodes is very active,” commented Joe McGarvey, Principal Analyst, IP Services Infrastructure, for Current Analysis. “AudioCodes’ portfolio of products is HD VoIP-enabled and geared toward improving voice quality and naturalness, enhancing foreign accents to sound clearer and offering transcoding between various HD VoIP devices.”

AudioCodes’ current and planned HD VoIP Enabled products consist of the IPmedia™ 3000 Media Server, Mediant™ 3000 Media Gateway, Mediant™ 1000 MSBG and the Mediant family of Microsoft certified basic Hybrid Gateways. AudioCodes’ Media Servers and Gateways now enable transcoding between different wideband coders while retaining wideband quality. This will allow interworking and connectivity between different wideband networks such as mobile and broadband. AudioCodes plans to introduce HD VoIP on more products in 2009.

AudioCodes has created a website landing page www.audiocodes.com/hdvoip which includes all technical and marketing resources for the HD VoIP.

AudioCodes will have a Demo of the HD VoIP at:
VoiceCon San Francisco, California, 11-12 November 2008 at AudioCodes’ Booth #509

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AudioCodes will be conducting webinars titled “HD VoIP – the next sound barrier?” on Thursday, November 6th at 2:00pm (Eastern Daylight Time), Monday, November 10th at 10:00am (Central European Time) and on Tuesday, November 18th at 2:00pm (Eastern Standard Time). For a free registration, please visit www.audiocodes.com/hdvoip

About AudioCodes

AudioCodes Ltd. (NasdaqGS: AUDC) provides innovative, reliable and cost-effective Voice over IP (VoIP) technology, Voice Network Products, and Value Added Applications to Service Providers, Enterprises, OEMs, Network Equipment Providers and System Integrators worldwide. AudioCodes provides a diverse range of flexible, comprehensive media gateway, and media processing enabling technologies based on VoIPerfect™ -- AudioCodes’ underlying, best-of-breed, core media architecture. The company is a market leader in VoIP equipment, focused on VoIP Media Gateway, Media Server, Session Border Controllers (SBC), Security Gateways and Value Added Application network products. AudioCodes has deployed tens of millions of media gateway and media server channels globally over the past ten years and is a key player in the emerging best-of-breed, IMS based, VoIP market. The Company is a VoIP technology leader focused on quality and interoperability, with a proven track record in product and network interoperability with industry leaders in the Service Provider and Enterprise space. AudioCodes Voice Network Products feature media gateway and media server platforms for packet-based applications in the converged, wireline, wireless, broadband access, cable, enhanced voice services, video, and Enterprise IP Telephony markets. AudioCodes’ headquarters and R&D are located in Israel with an additional R&D facility in the U.S. Other AudioCodes’ offices are located in Europe, India, the Far East, and Latin America. For more information on AudioCodes, visit http://www.audiocodes.com/

Statements concerning AudioCodes’ business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements’’ as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes’ industry and target markets in particular; shifts in supply and demand; market acceptance of new products and continuing products’ demand; the impact of competitive products and pricing on AudioCodes’ and its customers’ products and markets; timely product and technology development/upgrades and the ability to manage changes in market conditions as needed; possible disruptions from acquisitions; the integration of acquired companies’ products and operations into AudioCodes’ business; and other factors detailed in AudioCodes’ filings with the Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

©2008 AudioCodes Ltd. All rights reserved. AudioCodes, AC, AudioCoded, Ardito, CTI2, CTI², CTI Squared, InTouch, IPmedia, Mediant, MediaPack, NetCoder, Netrake, Nuera, Open Solutions Network, OSN, Stretto, TrunkPack, VoicePacketizer, VoIPerfect, VoIPerfectHD, What’s Inside Matters, Your Gateway To VoIP and 3GX are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners.

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